Exhibit 99.3

NEPHROS, INC.

UP TO 5,000,000 SHARES OF COMMON STOCK

ISSUABLE UPON EXERCISE OF NON-TRANSFERABLE RIGHTS
TO SUBSCRIBE FOR SUCH SHARES

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., EASTERN TIME,

ON [_______ ___], 2014, SUBJECT TO EXTENSION.

[_______ ___], 2014

To Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with a rights offering (the “Rights Offering”) by NEPHROS, INC., a Delaware corporation (the “Company”), to the holders of record of its common stock, par value $0.001 per share (the “Common Stock”), and the holders of its outstanding warrants (such holders of record of the Company’s Common Stock and warrants, collectively, the “Record Holders”) as described in the Company’s Prospectus, dated [_______ ___], 2014 (the “Prospectus”). Record Holders at the close of business on [_______ ___], 2014 (the “Record Date”) will receive at no charge non-transferable subscription rights (the “Subscription Rights”) to purchase up to an aggregate of 5,000,000 shares of Common Stock (the “Shares”) at a subscription price of $0.60 per Share (the “Subscription Price”), for up to an aggregate purchase price of $3,000,000.

Each Record Holder will receive one Subscription Right for each Share of Common Stock and each Share of Common Stock underlying a warrant (each, a “Warrant” and, collectively, the “Warrants”) owned on the Record Date, evidenced by a subscription certificate (the “Subscription Certificate”) registered in the Record Holder’s name or in the name of the Record Holder’s nominee. Each Subscription Right will entitle its Record Holder to purchase [_______] of a Share of Common Stock at the Subscription Price (the “Basic Subscription Privilege”). Record Holders who exercise their Basic Subscription Privilege in full may also subscribe for additional Shares not subscribed for by other Record Holders in the Rights Offering at the same Subscription Price (the “Over-Subscription Privilege”). There is no minimum number of Shares any Record Holder must purchase, but Record Holders may not purchase fractional Shares, and we will round the number of Shares issued up to the nearest whole number. See “The Rights Offering–The Subscription Rights” in the Prospectus.

If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Subscription Rights, you will be required to certify to Continental Stock Transfer & Trust Company (the “Subscription Agent”) and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Privilege, whether the Basic Subscription Privilege of each beneficial owner of Subscription Rights on whose behalf you are acting has been exercised in full, and the number of Shares being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Subscription Rights on whose behalf you are acting. If Record Holders exercise their Over-Subscription Privileges for more Shares than are available, we will allocate the available Shares proportionately among Record Holders who exercise their Over-Subscription Privileges based on the number of Shares each such Record Holder subscribed for pursuant to the Basic Subscription Privilege. The Subscription Agent will promptly return any excess payments by mail without interest or deduction. See “The Rights Offering–The Subscription Rights–Over-Subscription Privilege” in the Prospectus.

We are asking you to contact your clients for whom you hold Shares of Common Stock or Warrants registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

Enclosed are copies of the following documents for you to use:

1.	Prospectus;

2.	Form of Letter to Stockholders and/or Warrantholders from the Company;

3.	Instructions for Use of Subscription Rights Certificates;

Exhibit 99.3

4.	A form letter which may be sent to your clients for whose accounts you hold Common Stock and/or Warrants registered in your name or in the name of your nominee;

5.	Beneficial Owner Election Form, on which you may obtain your clients’ instructions with regard to the Subscription Rights; and

6.	Nominee Holder Certification Form.

Your prompt action is requested. The Subscription Rights will expire at 5:00 P.M., Eastern Time, on [_______ ___], 2014, subject to extension or earlier termination (the “Expiration Date”).

To exercise Subscription Rights, properly completed and executed Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus by 5:00 p.m., Eastern Time, on the Expiration Date.

Additional copies of the enclosed materials may be obtained by contacting John C. Houghton, the Company’s President, Chief Executive Officer and Acting Chief Financial Officer, at (201) 343-5202 ext. 101.

Sincerely,

John C. Houghton President, Chief Executive Officer and Acting Chief Financial Officer

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF NEPHROS, INC., THE SUBSCRIPTION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.